Ultra Petroleum Announces Second Quarter And First Half 2014 Financial And Operating Results

HOUSTON, July 31, 2014 /PRNewswire/ -- Ultra Petroleum Corp. (NYSE: UPL) today reported financial and operating performance for the second quarter of 2014. Highlights for the quarter include:

  Earnings of $81.2 million, or $0.52 per diluted share – adjusted(2)
  Generated operating cash flow(1) of $145.1 million, or $0.94 per diluted share
  Produced 58.5 Bcfe of natural gas and oil
  Increased oil production 154 percent year over year
  Generated solid margins in second quarter 2014 (adjusted): 56 percent cash flow margin(4) and 31 percent net income margin(3)

Second Quarter Results

Ultra Petroleum reported adjusted net income(2) of $81.2 million, or $0.52 per diluted share for the second quarter of 2014. Operating cash flow(1) was $145.1 million, or $0.94 per diluted share for the quarter ended June 30, 2014. The company's reported net income was $106.0 million or $0.68 per diluted share for the three month period. Second quarter 2014 results included an unrealized, mark-to-market gain of $22.2 million on the company's commodity hedges. The unrealized gain is typically excluded by the investment community in published estimates.

For the second quarter of 2014, production of natural gas and oil was 58.5 billion cubic feet equivalent (Bcfe). This takes into account unforeseen pipeline disruptions resulting in 1.1 Bcfe of deferred production. The company's production for the second quarter was comprised of 54.0 billion cubic feet (Bcf) of natural gas and 758.8 thousand barrels (Mbls) of oil. Oil production increased 154 percent from the same period last year.

During the second quarter of the year, Ultra Petroleum's average realized natural gas price was $3.61 per thousand cubic feet (Mcf), including realized gains and losses on commodity hedges. Excluding realized gains and losses on commodity derivatives, the company's average realized price for natural gas was $4.23 per Mcf. The company's average realized oil price was $84.24 per barrel (Bbl), including realized gains and losses on commodity hedges. Excluding these effects, the second quarter 2014 average realized price for oil was $88.94 per Bbl.

Year-to-Date Results

Ultra Petroleum reported adjusted net income(2) of $216.6 million, or $1.40 per diluted share for the six months ended June 30, 2014. Operating cash flow(1) was $346.2 million for the six month period ended June 30, 2014. Ultra's reported net income was $207.8 million, or $1.34 per diluted share for the first half of 2014. Six month results included an unrealized, mark-to-market loss of $14.1 million on the company's commodity hedges. The unrealized loss is typically excluded by the investment community in published estimates.

For the six months ended June 30, 2014, production of natural gas and oil was 115.8 Bcfe. The company's production for the six months ended June 30, 2014 was comprised of 107.3 Bcf of natural gas. Oil was 1.4 million barrels (Mmbls), a 150 percent increase from the same period last year.

The company's average realized natural gas price was $4.28 per Mcf, including realized gains and losses on commodity hedges during the six months ended June 30, 2014. Excluding realized gains and losses on commodity derivatives, the company's average price for natural gas was $4.66 per Mcf. The company's average realized oil price was $82.47 per Bbl, including realized gains and losses on commodity hedges. Excluding realized gains and losses on commodity derivatives, the company's average price for oil in the six months ended June 30, 2014 was $86.28 per Bbl.

Wyoming - Operational Highlights

During the second quarter, Ultra Petroleum and its partners drilled 45 gross (28 net) Wyoming Lance wells and placed on production 43 gross (26 net) wells. The company's net Wyoming production averaged 455 million cubic feet equivalent (MMcfe) per day during the quarter.

The table below outlines the company's internal rates of returns (IRR's) in Pinedale achieved for wellhead gas prices in the range of $4.00 - $5.00 per Mcf and Estimated Ultimate Recovery (EURs) ranging from 4.0 – 6.0 Bcfe.

Wellhead Gas Price ($/Mcf)	Pinedale IRR's Reserve Size (Bcfe)
	6.0	5.0	4.0
$4.00	92%	60%	37%
$4.50	115%	77%	47%
$5.00	144%	95%	59%
	Economics at $3.8 million/well cost

Year to date, Ultra Petroleum and its partners drilled 75 gross (46 net) Wyoming Lance wells and placed on production 81 gross (48 net) wells. The company produced 80.6 Bcfe from Wyoming during the first six months of 2014.

Pennsylvania - Operational Highlights

The pace of Marcellus activity during the quarter has slowed significantly as a direct result of strategically reducing capital at the beginning of the year. Ultra Petroleum participated in drilling 2 gross (1 net) well(s) neither of which were completed during the quarter. The company averaged 155 MMcfe per day of Marcellus production for the second quarter.

For the first six months of 2014, Ultra and its partners drilled 5 gross (2.5 net) horizontal Marcellus wells and initiated production from one gross (0.5 net) well. Cumulative production from the first half of 2014 was 29.7 Bcfe.

Utah - Operational Highlights

During the second quarter, Ultra Petroleum drilled 23 gross (23 net) wells and placed on production 19 gross (19 net) Uinta wells. Ultra's net production averaged 5,555 barrels of oil equivalent (Boe) per day for the quarter. This represents 23 percent sequential production growth from 4,524 Boe per day (net) in the first quarter.

Year to date in the Uinta, Ultra Petroleum drilled 35 gross (35 net) wells and placed on production 31 gross (31 net) wells.

The tables below provide updated initial production (IP) data for the 12 wells turned to sales during the first quarter, plus IP data for the 19 wells Ultra brought online during the second quarter. The tables highlight strong well performance and flat production profiles.

First Quarter 2014 Utah Well Performance (Bbl/d)
Well Number	IP Date	IP30	IP60	IP90	IP120	IP 180
1	1/4/2014	126	172	170	161	141
2	1/4/2014	147	194	185	172	172
3	1/24/2014	135	153	142	122	122
4	1/24/2014	231	194	171	143	143
5	2/7/2014	156	149	142	123
6	2/20/2014	166	167	153	137
7	2/28/2014	176	193	195	185
8	2/28/2014	151	165	162	156
9	3/7/2014	183	194	183	164
10	3/7/2014	143	157	142	128
11	3/21/2014	98	119	124	116
12	3/22/2014	159	165	143	127

Second Quarter 2014 Utah Well Performance (Bbl/d)
Well Number	IP Date	IP30	IP60	IP90
1	4/4/2014	86	86	84
2	4/4/2014	62	63	63
3	4/10/2014	143	133	114
4	4/10/2014	74	75	74
5	5/3/2014	120	120
6	5/3/2014	109	108
7	5/15/2014	103	107
8	5/15/2014	90	87
9	5/26/2014	151	143
10	5/26/2014	130	131
11	6/8/2014	128
12	6/8/2014	158
13	6/8/2014	178
14	6/14/2014	149
15	6/14/2014	196
16	6/18/2014	233
17	6/27/2014	177
18	6/27/2014	162
19	6/27/2014	206

"Our strong well performance in the Uinta allows us to achieve payout within months. Currently, one third of the wells brought online in the first quarter have paid out. With regard to the second quarter wells, we expect over half to achieve payout by the end of this year," stated Michael D. Watford, Chairman, President and Chief Executive Officer. "Our growth in Uinta production is ongoing as evidenced by the 28 percent sequential growth we're forecasting for the third quarter."

Product Marketing

In the Rockies region, which accounts for approximately 73 percent of Ultra's current natural gas volumes, differentials were somewhat wider than the company previously forecasted, averaging a negative ($0.26) per million British thermal unit (Mmbtu) during the quarter. Also, there were severe pipeline bottlenecks and extended seasonal pipeline maintenance in the Northeast resulting in the company's average discount to NYMEX for the remaining natural gas volumes in the Marcellus region, registering a negative ($1.80) per Mmbtu. On a combined basis, Ultra's average natural gas corporate-wide differential to NYMEX was a negative ($0.66) per Mmbtu for the quarter. For oil pricing in the Uinta Basin during the quarter, the company realized an average discount to NYMEX of a negative ($18.87) per Bbl.

Financial Strength

As of June 30, 2014, 82 percent of Ultra Petroleum's outstanding borrowings were comprised of fixed-rate debt with an average remaining term of 5.5 years and a 5.6 percent weighted average coupon rate. The company had $573.0 million of liquidity under its senior credit facility.

Commodity Hedges

The company entered into fixed price swaps for 2014 including 64.3 Bcf of natural gas hedges at a weighted average price of $4.15 per Mcf. Ultra also has oil hedges of 736.0 MMBbls at a weighted average price of $93.19 per Bbl. Additional details of the company's current hedge positions are available in the financial tables section of this news release. The company opportunistically hedges a portion of its forecasted production to lessen the volatility associated with swings in commodity prices and improve the certainty of cash flows in support of its capital investment program.

Third Quarter 2014 Production Guidance

The company's third quarter production is expected to range between 60 – 62 Bcfe. The company is tightening its guidance range to 243 – 250 Bcfe, establishing mid-point guidance of 246.5 Bcfe. The following table details estimated production by quarter for 2014:

2014 Estimated Total Production (Bcfe)
1st Quarter (A)	2nd Quarter (A)	3rd Quarter (E)	Full-Year 2014 (E)
57.2	58.5	60 – 62	243 – 250

Third Quarter 2014 Price Realizations and Differentials Guidance

In the third quarter of 2014, the company's realized natural gas price is expected to average 8 to 10 percent below NYMEX, prior to hedging adjustments. This takes into account a negative ($0.12) differential for Wyoming volumes and a negative ($1.90) differential for northeastern Pennsylvania volumes. Realized pricing for oil is expected to be about 15 – 18 percent below the average NYMEX price, before consideration of any hedging activity.

Third Quarter 2014 Expense Guidance

The following table presents the company's expected expenses per Mcfe in the third quarter of 2014 assuming a $4.01 per Mmbtu Henry Hub natural gas price and a $102.80 per Bbl NYMEX oil price:

Costs Per Mcfe	Q3 2014
Lease operating expenses	$ 0.47 – 0.50
Production taxes	$ 0.38 – 0.40
Gathering fees	$ 0.22 – 0.25
Total lease operating costs	$ 1.07 – 1.15

Transportation charges	$ 0.33 – 0.35
Depletion and depreciation	$ 1.13 – 1.17
General and administrative – total	$ 0.09 – 0.11
Interest and debt expense	$ 0.45 – 0.47
Total operating costs per Mcfe	$ 3.07 – 3.25

2014 Annual Income Tax Guidance

Ultra currently projects a zero book tax rate for 2014 and does not anticipate paying any cash taxes.

Conference Call Webcast Scheduled for July 31, 2014

Ultra Petroleum's second quarter 2014 results conference call will be available via live audio webcast at 11:00 a.m. Eastern Daylight Time (10:00 a.m. Central Daylight Time) Thursday, July 31, 2014. To listen to this webcast, log on to www.ultrapetroleum.com and follow the link to the webcast. The webcast replay and podcast will be archived on Ultra Petroleum's website through August 14, 2014.

Financial tables to follow.

Ultra Petroleum Corp.
Consolidated Statements of Income (unaudited)
All amounts expressed in US$000's,
Except per unit data
	For the Six Months Ended		For the Quarter Ended
	June 30,		June 30,
	2014	2013	2014	2013
Volumes
Natural gas (Mcf)	107,285,281	114,351,403	53,993,106	56,624,054
Crude oil and condensate (Bbls)	1,416,893	567,381	758,844	299,125
Mcfe - Total	115,786,639	117,755,689	58,546,170	58,418,804

Revenues
Natural gas sales	$500,111	$436,985	$228,573	$234,785
Oil sales	122,250	50,018	67,490	26,591
Total operating revenues	622,361	487,003	296,063	261,376

Expenses
Lease operating expenses	43,972	36,331	22,959	17,514
LGS operating lease expense	10,153	10,000	5,076	5,000
Production taxes	50,525	36,561	24,594	20,006
Gathering fees	26,157	25,718	13,449	13,834
Total lease operating costs	130,807	108,610	66,078	56,354

Transportation charges	37,848	40,958	17,273	20,649
Depletion and depreciation	128,522	121,591	65,341	60,123
General and administrative	7,474	5,775	3,634	2,823
Stock compensation	1,029	6,062	(1,476)	3,053
Total operating expenses	305,680	282,996	150,850	143,002

Other income (expense), net	2	13	50	5
Interest and debt expense, net	(54,362)	(51,002)	(27,294)	(25,238)
Deferred gain on sale of liquids gathering system	5,276	5,276	2,638	2,636
Realized (loss) on commodity derivatives	(46,245)	(19,764)	(37,291)	(19,764)
Unrealized (loss) on commodity derivatives	(14,130)	(2,860)	22,189	41,855
Income before income taxes	207,222	135,670	105,505	117,868

Income tax (benefit) provision - current	(541)	2,859	(544)	1,491

Net income	$207,763	$132,811	$106,049	$116,377

Deferred gain on sale of liquids gathering system	(5,276)	(5,276)	(2,638)	(2,636)
Unrealized loss on commodity derivatives	14,130	2,860	(22,189)	(41,855)
Adjusted net income (2)	$216,617	$130,395	$81,222	$71,886

Operating cash flow (1)	$346,168	$258,048	$145,086	$135,064
(see non-GAAP reconciliation)

Weighted average shares (000's)
Basic	153,110	152,947	153,179	152,948
Fully diluted	154,915	154,397	155,007	154,513

Earnings per share
Net income - basic	$1.36	$0.87	$0.69	$0.76
Net income - fully diluted	$1.34	$0.86	$0.68	$0.75

Adjusted earnings per share(2)
Adjusted net income - basic	$1.41	$0.85	$0.53	$0.47
Adjusted net income - fully diluted	$1.40	$0.84	$0.52	$0.47

Cash flow per share(1)
Cash flow per share - basic	$2.26	$1.69	$0.95	$0.88
Cash flow per share - fully diluted	$2.23	$1.67	$0.94	$0.87

Realized Prices
Natural gas (Mcf), including realized gain (loss) on commodity derivatives
	$4.28	$3.65	$3.61	$3.80
Natural gas (Mcf), excluding realized gain (loss) on commodity derivatives
	$4.66	$3.82	$4.23	$4.15
Oil liquids (Bbls), including realized gain (loss) on commodity derivatives
	$82.47	$88.16	$84.24	$88.90
Oil liquids (Bbls), excluding realized gain (loss) on commodity derivatives
	$86.28	$88.16	$88.94	$88.90

Costs Per Mcfe
Lease operating expenses	$0.47	$0.39	$0.48	$0.39
Production taxes	$0.44	$0.31	$0.42	$0.34
Gathering fees	$0.23	$0.22	$0.23	$0.24
Transportation charges	$0.33	$0.35	$0.30	$0.35
Depletion and depreciation	$1.11	$1.03	$1.12	$1.03
General and administrative - total	$0.07	$0.10	$0.04	$0.10
Interest and debt expense	$0.47	$0.43	$0.47	$0.43
	$3.12	$2.83	$3.06	$2.88

Note: Amounts on a per Mcfe basis may not total due to rounding.

Adjusted Margins
Adjusted Net Income Margin(3)	38%	28%	31%	30%
Adjusted Operating Cash Flow Margin(4)	60%	55%	56%	56%

Ultra Petroleum Corp.
Supplemental Balance Sheet Data
All amounts expressed in US$000's
	As of
	June 30,	December 31,
	2014	2013
	(Unaudited)
Cash and cash equivalents	$5,092	$10,664
Outstanding debt
Bank indebtedness	427,000	460,000
Senior notes	2,010,000	2,010,000
	$2,437,000	$2,470,000

Reconciliation of Operating Cash Flow and Net Cash Provided by Operating Activities (unaudited)
All amounts expressed in US$000's
The following table reconciles net cash provided by operating activities with operating cash flow as derived from the company's financial information.

	For the Six Months Ended		For the Quarter Ended
	June 30,		June 30,
	2014	2013	2014	2013

Net cash provided by operating activities	$346,651	$209,134	$171,076	$141,274
Net changes in operating assets and liabilities and other non-cash items
	(483)	48,914	(25,990)	(6,210)
Net cash provided by operating activities before changes in operating assets and liabilities
	$346,168	$258,048	$145,086	$135,064

Ultra Petroleum Corp.
Hedging Summary
July 31, 2014

The company has the following hedge positions in place to mitigate its commodity price exposure:

NYMEX	Q3 2014	Q4 2014	Balance 2014
Natural Gas Swaps:
Volume (Bcf)	44.2	20.1	64.3
$/Mmbtu	$3.90	$4.01	$3.92
$/Mcf	$4.13	$4.26	$4.15

Crude Oil Swaps:
Volume (MBbls)	368.0	368.0	736.0
$/Bbl	$93.19	$93.19	$93.19

Note: Amounts may not total due to rounding.

The company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes certain non-GAAP performance measures may provide users of this financial information with additional meaningful comparisons between current results and the results of the company's peers and of prior periods.

(1) Operating Cash Flow is defined as Net cash provided by operating activities before changes in operating assets and liabilities and other non-cash items. Management believes that the non-GAAP measure of operating cash flow is useful as an indicator of an oil and gas exploration and production company's ability to internally fund exploration and development activities and to service or incur additional debt.  The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP.

Management presents the following measures because (i) they are consistent with the manner in which the company's performance is measured relative to the performance of its peers, (ii) these measures are more comparable to earnings estimates provided by securities analysts, and (iii) charges or amounts excluded cannot be reasonably estimated and guidance provided by the company excludes information regarding these types of items. These adjusted amounts are not a measure of financial performance under GAAP.

(2) Adjusted Net Income is defined as Net income (loss) adjusted to exclude certain charges or amounts in order to exclude the volatility associated with the effects of non-recurring charges, non-cash mark-to-market losses on commodity derivatives, non-cash ceiling test impairments and other similar items.

(3) Adjusted Net Income Margin is defined as Adjusted Net Income divided by the sum of Oil and natural gas sales plus Realized gain (loss) on commodity derivatives.

(4) Adjusted Operating Cash Flow Margin is defined as Operating Cash Flow divided by the sum of Oil and natural gas sales plus Realized gain (loss) on commodity derivatives.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent energy company engaged in domestic natural gas and crude oil exploration, development and production. The company is listed on the New York Stock Exchange and trades under the ticker symbol "UPL". Additional information on the company is available at www.ultrapetroleum.com.

This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections or other statements, other than statements of historical fact, are forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, the company can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the company's businesses are set forth in its filings with the SEC, particularly in the section entitled "Risk Factors" included in its Annual Report on Form 10-K for the most recent fiscal year and from time to time in other filings made by the company with the SEC. These risks and uncertainties include, but are not limited to, increased competition, the timing and extent of changes in prices for oil and gas, the timing and extent of the company's success in discovering, developing, producing and estimating reserves, the effects of weather and government regulation, availability of oil field personnel, services, drilling rigs and other equipment, as well as other factors listed in the reports filed by the company with the SEC. Full details regarding the selected financial information provided above will be available in the company's report on Form 10-Q for the quarter ended June 30, 2014.

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CONTACT: Kelly L. Whitley, Director, Investor Relations, Phone: 281-582-6602, Email: kwhitley@ultrapetroleum.com